Pricing Supplement No.  007      Dated  01/16/98             Rule 424(b)(2)
(To Prospectus dated December 1, 1997 and                    File No. 333-38931
Prospectus Supplement dated December 5, 1997)
                                This Pricing Supplement consists of 2 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(Registered Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:     $25,000,000.00
Issue Price:     100.0000%
Proceeds to Company on original issuance:     $24,956,250.00
Commission or Discount on original issuance:     $43,750.00
Salomon Brothers Inc's capacity on original issuance:   |X|  As agent
    If as principal                                     | |  As principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.
Original Issue Date: 01/22/1998
Stated Maturity:     01/25/2000
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates: See attached.

        Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: |X| Fixed Rate   |X| Floating Rate   | | Indexed Rate
                                                                 (See Attached)
Interest Rate (Fixed Rate Notes): See attached.
Initial Interest Rate (Floating Rate Notes): See attached.
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    |X| Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  See attached.
Rate Determination Dates: See attached.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call    :
        Bond Yield to Maturity:
        Yield to Maturity     :
Cusip:  79548EAG7


Pricing Supplement dated January 16, 1998
(to Prospectus Supplement dated December 5, 1997
to Prospectus dated December 1, 1997)



                     DESCRIPTION OF THE NOTE

General

          The description in this Pricing Supplement of the particular terms of the Registered Note offered hereby (the "Note") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made.

Interest

          For the period from January 22, 1998 to but excluding
January 25, 1999, the Note will bear interest, payable on January 25, 1999, at a Fixed Rate equal to 5.75% per annum, calculated on the basis of days elapsed out of a 360 day year.

          For the period from January 25, 1999 to but excluding
January 25, 2000 the Note will bear interest at a rate equal to the Federal Funds Rate(as described in the Prospectus Supplement) plus 25 basis points per annum, calculated daily on the basis of days elapsed out of a 360 day year. Interest will be payable quarterly on the 25th of the following months:
January, April, July, and October.